$3,790,520.99                                       32 Avenue of the Americas
                                                    New York, New York  10013
                                                    December 21, 2000



                  For value received I, David Dorman, promise to pay on demand to the order of AT&T Corp. (AT&T) at AT&T Corporate Headquarters, 32 Avenue of the Americas, New York, New York 10013, the sum of three million, seven hundred ninety thousand, five hundred, twenty dollars and ninety-nine cents ($3,790,520.99). I understand that the interest for any month in which there is an unpaid balance shall be imputed to me as additional compensation at the applicable Federal short-term rate in effect for such month as established by the Internal Revenue Service, under Section 1274(d) of the Internal Revenue Code. If demand has not been made earlier, the full amount of unpaid principal shall immediately become due and payable on the earliest of December 31, 2002, my death or any termination of my employment.

Following my death or other termination of employment, AT&T shall apply the following payments related to my employment, less any amounts required to be withheld for FICA, and for federal, state and local income taxes, to the unpaid principal:

                  Payments of compensation, including but not limited to salary and vacation pay unpaid as of my termination of employment, non-qualified deferred compensation, Long Term and Annual Incentive Awards, and severance benefits.

I shall continue to be obligated for any unpaid principal that remains after the applications of such payments.

                             /s/ David Dorman           December 21, 2000
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                             David Dorman               Date




Witnessed by:     /s/ Marie Miller          December 21, 2000
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                  Marie Miller              Date